                                                                   Exhibit 23.01


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 ("Registration Statement") of Citigroup Inc. (formed as a result of the merger between Travelers Group Inc. and Citicorp which has been accounted for as a pooling of interests), Citigroup Capital VI, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, and Citigroup Capital XIII of our reports dated January 26, 1998, with respect to the consolidated statement of financial position of Travelers Group Inc. and subsidiaries ("Travelers") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedules, which reports are incorporated by reference or included in the 1997 Annual Report on Form 10-K, as amended, of Travelers and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP
-----------------------------
New York, New York
February 9, 1999